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                                                                      EXHIBIT 99

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE
                                January 21, 2004

Croghan Bancshares, Inc. ("Croghan"), the holding company for The Croghan Colonial Bank, Fremont, Ohio (the "Bank"), reported that its consolidated net income for 2003 amounted to $5,428,000, which exceeds that of any previously recorded annual earnings in Croghan's history. This represented an increase of 5.7% as compared to the $5,137,000 earned during the same period in 2002. Net income per share amounted to $2.86 for 2003 as compared to $2.69 in 2002. The 2003 results were favorably impacted by an increase in non-interest income and a reduction in the provision for loan losses. Total non-interest income increased $353,000 or 13.4% for the year ended December 31, 2003 compared to the same period in 2002. Total non-interest expenses were firmly controlled, increasing only $21,000 or 0.2% for the year ended December 31, 2003 compared to the same period in 2002. The provision for loan losses for 2003 totaled $430,000 compared to $730,000 in 2002.

Croghan's total assets increased to $402,773,000 at December 31, 2003 compared to $387,330,000 at December 31, 2002. Total loans increased by $18,341,000, or 6.4%, to $306,292,000 at December 31, 2003 compared to $287,951,000 at December
31, 2002. The increase was concentrated in commercial loans, residential real estate loans, nonresidential real estate loans, and construction real estate loans. Loan volumes continued to improve throughout the last half of 2003 as the result of an apparent strengthening in the economic climate. Total deposits at December 31, 2003 increased by $9,519,000 to $312,407,000 from $302,888,000 at
2002 year-end.

The Board of Directors approved a $.28 per share dividend payable on January 30, 2004. Dividends declared during 2003 totaled $1.09 per share, which represents a 9.0% increase over the same period one year ago.

Additionally, Croghan's Board of Directors has authorized a repurchase program in which up to 5% of its outstanding common shares may periodically be repurchased in the open market during the next six months commencing February 1, 2004. The repurchase program follows four previous six-month repurchase programs that originally began on February 1, 2002, during which an aggregate of 16,900 of Croghan's common shares have been purchased in the open market.

The decision whether to purchase shares, the number of shares to be purchased and the price to be paid will depend upon prevailing market prices, the availability of shares and any other considerations that may, in the opinion of the Board of Directors or management, affect the advisability of purchasing Croghan shares. Repurchases will be funded by current working capital and dividends periodically paid by the Bank to Croghan. The Board of Directors has determined that the repurchase program may benefit Croghan shareholders in light of the current market for the shares of Croghan and the strong capital position of the Bank.



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The common shares of Croghan are registered with the Securities and Exchange
Commission and are traded in the over the counter market under the symbol "CHBH." As of December 31, 2003, Croghan had 1,899,754 common shares outstanding.